FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 26, 2007
Ideation Acquisition Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33800	77-0688094

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Crescent Drive, Beverly Hills, California	90210

(Address of Principal Executive Offices)	(Zip Code)
(310) 694-8150

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 — OTHER EVENTS
     On November 26, 2007, the initial public offering (“IPO”) of 10,000,000 Units (the “Units”) of Ideation Acquisition Corp. (the “Company”) was consummated. Each Unit consists of one share of common stock, $.0001 par value per share (the “Common Stock”) and one warrant to purchase one share of Common Stock at a price of $6.00 (the “Warrants”). The Units were sold at an offering price of $8.00 per Unit, generating gross proceeds of $80,000,000.
     Holders of Units can separately trade the Common Stock and Warrants included in such Units commencing on or about February 17, 2008, subject to earlier separation. The Common Stock and Warrants will be listed on the American Stock Exchange under the symbols IDI and IDI.WS, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol IDI.U.
     Simultaneously with the consummation of the IPO, the Company consummated the private sale (“Private Sale”) of 2,400,000 warrants (the “Insider Warrants”) at a price of $1.00 per Insider Warrant, generating total proceeds of $2,400,000. The Insider Warrants were purchased by the Company’s initial stockholders, as described in the prospectus for the IPO. The Insider Warrants are identical to the Warrants included in the Units sold in the IPO except that they are exercisable on a cashless basis if the Company calls them for redemption and they are held by these purchasers or their affiliates. The purchasers of the Insider Warrants have agreed that the Insider Warrants will not be sold or transferred by them before 90 days after the Company has completed a business combination.
     Audited financial statements as of November 26, 2007, reflecting receipt of the proceeds upon consummation of the IPO and the Private Placement, have been issued by the Company and are included as Exhibit 99.1 to this Current Report on Form 8-K.
     The Company is including as Exhibit 3.1 to this Current Report on Form 8-K the adopted copy of its Amended and Restated Certificate of Incorporation.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
d)	Exhibits

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation

99.1	Audited Financial Statements

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2007	IDEATION ACQUISITION CORP.
/s/ Robert N. Fried
Robert N. Fried
President and Chief Executive Officer

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